UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                                (AMENDMENT NO.1)*

                           Sontra Medical Corporation
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    83568W109
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

                       (Continued on the Following Pages)

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Basso Private Opportunities Holding Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             349,924

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             349,924

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             349,924

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.5%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Multi-Strategy Holding Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             855,575

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             855,575

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             855,575

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Capital Management, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,205,499

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,205,499

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,205,499

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.3%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso GP, LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,205,499

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,205,499

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,205,499

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.3%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Howard I. Fischer

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,205,499

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,205,499

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,205,499

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.3%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Philip Platek

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,205,499

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,205,499

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,205,499

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.3%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             John Lepore

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,205,499

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,205,499

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,205,499

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.3%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Dwight Nelson

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,205,499

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,205,499

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,205,499

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.3%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This statement is filed pursuant to Rule 13d-2(b) promulgated under the Securities Exchange Act of 1934, as amended, with respect to the shares of common stock (the "Common Stock") of Sontra Medical Corporation (the "Issuer") beneficially owned by the Reporting Persons identified in Item 2(a) below as of February 6, 2006, and amends and supplements the Schedule 13G originally filed January 5, 2005 (collectively, the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

ITEM 2(a).      NAME OF PERSON FILING:

     The names of the persons filing this statement on Schedule 13G are: Basso Private Opportunities Holding Fund Ltd. ("Private Opportunities Holding Fund"), Basso Multi-Strategy Holding Fund Ltd. ("Multi-Strategy Holding Fund"), Basso Capital Management, L.P. ("BCM"), Basso GP, LLC ("Basso GP"), Howard Fischer, Philip Platek, John Lepore and Dwight Nelson. BCM is the investment manager of Private Opportunities Holding Fund and Multi-Strategy Holding Fund. Basso GP is the general partner of BCM. The controlling persons of Basso GP are Howard Fischer, Philip Platek, John Lepore and Dwight Nelson (each a "Controlling Person and collectively, the "Controlling Persons").

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The principal business address for each of BCM, Basso GP and each Controlling Person is 1266 East Main Street, 4th Floor, Stamford, Connecticut 06902.

     The principal business address of each of Private Opportunities Holding Fund and Multi-Strategy Holding Fund is c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

ITEM 2(c).      CITIZENSHIP:

     BCM is a limited partnership formed under the laws of the State of Delaware.

     Basso GP is a limited liability company formed under the laws of the State of Delaware.

     Each of Private Opportunities Holding Fund and Multi-Strategy Holding Fund is a Cayman Islands company.

     Each Controlling Person is a citizen of the United States.

 ITEM 4.         OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     (a)  Amount beneficially owned:

          Private Opportunities Holding Fund beneficially owns 349,924 shares of Common Stock consisting of: (i) 150,806 shares of Common Stock, and warrants exercisable for 199,118 shares of Common Stock.

          Multi-Strategy Holding Fund beneficially owns 855,575 shares of Common Stock consisting of: (i) 576,751 shares of Common Stock and (ii) warrants exercisable for 278,824 shares of Common Stock.

          BCM, as the investment manager of Private Opportunities Holding Fund and Multi-Strategy Holding Fund, is deemed to beneficially own the 1,205,499 shares of Common Stock beneficially owned by them.

          Basso GP, as the general partner of BCM, is deemed to beneficially own the 1,205,499 shares beneficially owned by BCM.

          Each Controlling Person, in his capacity as a controlling person of Basso GP, is deemed to beneficially own the 1,205,499 shares of Common Stock beneficially owned by Basso GP.

          Collectively, the Reporting Persons beneficially own 1,205,499 shares of Common Stock.

     (b)  Percent of Class:

          Private Opportunities Holding Fund's beneficial ownership of 349,924 shares of Common Stock represents 1.5% of all the outstanding shares of Common Stock.

          Multi-Strategy Holding Fund's beneficial ownership of 855,575 shares of Common Stock represents 3.8% of all the outstanding shares of Common Stock.

          Basso  GP's and each  Controlling  Person's  beneficial  ownership  of
          1,205,499   shares  of  Common  Stock   represents  5.3%  of  all  the
          outstanding shares of Common Stock.

          Collectively, the Reporting Persons beneficially own 1,205,499 shares of Common Stock representing 5.3% of all the outstanding shares of Common Stock.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                Not applicable.

          (ii)  Shared  power to vote or to direct  the vote of shares of Common
                Stock:

                Private Opportunities Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 349,924 shares of Common Stock.

                Multi-Strategy   Holding  Fund,   BCM,  Basso  GP  and  each
                Controlling Person have the shared power to vote or direct the vote of 855,575 shares of Common Stock.

          (iii) Sole power to dispose or to direct the disposition of shares of Common Stock:

                Not applicable.

          (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

                Private Opportunities Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to dispose or to direct the disposition of 349,924 shares of Common Stock.

                Multi-Strategy   Holding  Fund,   BCM,  Basso  GP  and  each
                Controlling Person have the shared power to dispose or to direct the disposition of 855,575 shares of Common Stock.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Exhibit B.

ITEM 10.        CERTIFICATION.

     By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated:  February 14, 2006

                            BASSO PRIVATE OPPORTUNITIES HOLDING FUND LTD.


                            BASSO MULTI-STRATEGY HOLDING FUND LTD.


                            BASSO CAPITAL MANAGEMENT, L.P. ("BCM")


                                 By: Basso GP, LLC


                                     By: /s/ Howard Fischer
                                         ------------------
                                             Howard Fischer, as a member of
                                             Basso GP, LLC, as General Partner
                                             of BCM (the investment manager of
                                             Basso Private Opportunities Holding
                                             Fund Ltd. and Basso Multi-Strategy
                                             Holding Fund Ltd.)



                              /s/ Howard Fischer
                              -----------------------------------------
                                  Howard Fischer, individually and
                                  on behalf of Basso GP, LLC, as member


                              /s/ Phillip Platek
                              ------------------
                                  Philip Platek


                              /s/ John Lepore
                              ---------------
                                  John Lepore


                              /s/ Dwight Nelson
                              -----------------
                                  Dwight Nelson

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Sontra Medical Corporation dated as of January 5, 2005, as amended, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


Dated:  February 14, 2006

                            BASSO PRIVATE OPPORTUNITIES HOLDING FUND LTD.


                            BASSO MULTI-STRATEGY HOLDING FUND LTD.


                            BASSO CAPITAL MANAGEMENT, L.P. ("BCM")


                                 By: Basso GP, LLC


                                     By: /s/ Howard Fischer
                                         ------------------
                                             Howard Fischer, as a member of
                                             Basso GP, LLC, as General Partner
                                             of BCM (the investment manager of
                                             Basso Private Opportunities Holding
                                             Fund Ltd. and Basso Multi-Strategy
                                             Holding Fund Ltd.)



                              /s/ Howard Fischer
                              -----------------------------------------
                                  Howard Fischer, individually and
                                  on behalf of Basso GP, LLC, as member


                              /s/ Phillip Platek
                              ------------------
                                  Philip Platek


                              /s/ John Lepore
                              ---------------
                                  John Lepore


                              /s/ Dwight Nelson
                              -----------------
                                  Dwight Nelson

                                    EXHIBIT B

Basso Private Opportunities Holding Fund Ltd.

Basso Multi-Strategy Holding Fund Ltd.

Basso Capital Management, L.P.

Basso GP, LLC

Howard Fischer

Philip Platek

John Lepore

Dwight Nelson